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                                  EXHIBIT 99.1

             VALLEY NATIONAL GASES ANNOUNCES $7 MILLION ACQUISITION

     WHEELING, W.Va., September 11th/PRNewswire/ -- Valley National Gases Incorporated (Nasdaq: VNGI) today announced the acquisition of Goss Brothers Welding Supply, Inc., an industrial gas and welding supply distributor with headquarters in Falls Creek, Pennsylvania.

     Goss, with annualized sales of over $7 million, has seven locations serving a broad and established customer base with a full range of products including, industrial gases, welding supplies, arc equipment, safety supplies and propane. The parties expect the deal to close within the next thirty days.

     "We are extremely excited as to the value this acquisition brings to our business. The Goss locations and product lines compliment our existing business in Pennsylvania extremely well," said Lawrence Bandi, President and Chief Executive Officer of Valley National Gases. "We are also excited to have the employees and the management team of Goss join Valley's family." "They will be valuable resources to Valley as together we grow our business." "With the completion of this acquisition, Valley has made seven acquisitions in the past fifteen months adding $32 million in annualized sales."

     The Company financed the acquisition of Goss with a combination of cash, borrowings under its credit facility, and notes with the sellers.

     On August 4th, Valley National Gases reported record sales of $74 million for the twelve months ended June 30, 1997 which represented a 38% increase over the prior year and record earnings before interest, taxes and noncash charges of $13.5 million, a 31% increase over the prior year.

     Valley National Gases, a public company since April 10, 1997, with headquarters in Wheeling, West Virginia, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. This acquisition will bring the Company's total number of locations to fifty-one. Valley National Gases currently operates forty-four locations in ten states, with six production and distribution centers in the mid-Atlantic and Midwestern regions of the United States.

     Additional information on the Company is available on the internet at: http://www.vngas.


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